UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2013

LONE PINE RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35191	27-3779606
(Commission File Number)	(IRS Employer Identification No.)

Suite 1100, 640-5 Avenue SW, Calgary, Alberta, Canada	T2P 3G4
(Address of principal executive offices)	(Zip Code)

403.292.8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported, on February 27, 2013, the employment of David M. Anderson as President  & Chief Executive Officer, and Edward J. Bereznicki as Executive Vice President & Chief Financial Officer of Lone Pine Resources Inc. (the “Company”) was terminated.  On March 13, 2013, Lone Pine Resources Canada Ltd. (“LPR Canada”), a subsidiary of the Company, entered into severance arrangements with each of Messrs. Anderson and Bereznicki.

The severance arrangements reiterated the treatment that all equity awards held by each of Messrs. Anderson and Bereznicki and granted pursuant to the Lone Pine Resources Inc. 2011 Stock Incentive Plan would receive due to Messrs. Anderson and Bereznicki’s terminations of employment, but did not modify the terms of the outstanding equity awards. All outstanding equity awards held by Messrs. Anderson and Bereznicki at the time of their terminations of employment will be settled or forfeited, as applicable, in accordance with the terms of the  Lone Pine Resources Inc. 2011 Stock Incentive Plan and their previously disclosed individual equity award agreements.

The severance arrangements provide for a common law severance payment, which will be paid in one lump sum, minus necessary tax withholding amounts, within the five day period following the execution of the settlement arrangements, and following each individual executing a customary release and confidentiality agreement in our favor.  For Mr. Anderson, his severance payment shall be equal to Cdn$600,000 ($585,360) and for Mr. Bereznicki, Cdn$300,000 (US$292,680).  We will also continue to provide the executives with certain health and welfare benefits until April 30, 2013. The amounts in this paragraph above have been converted to U.S. dollars using the Bank of Canada noon exchange rate of Cdn$1.00 = US$0.9756, which was the rate in effect on February 27, 2013, the date of Messrs. Anderson and Bereznicki’s termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONE PINE RESOURCES INC.
(Registrant)

Dated: March 15, 2013	By:	/s/ Charles R. Kraus
Charles R. Kraus Vice President, General Counsel & Corporate Secretary